UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 16, 2016 (March 15, 2016)

HEMISPHERX BIOPHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27072	52-0845822
(state or other juris-	(Commission	(I.R.S. Employer
diction of incorporation)	File Number)	(Identification No.)

1617 JFK Boulevard, Suite 500, Philadelphia, PA	19103
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (215) 988-0080

1617 JFK Boulevard, Suite 500, Philadelphia, PA 19103
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 15, 2016, Hemispherx Biopharma, Inc. (the “Company”) received written notice from the NYC MKT LLC (the “NYSE MKT”) that it is not in compliance with the continued listing standards set forth in Section 1003(f)(v) of the NYSE MKT Company Guide because the Company’s common stock has been selling for a low price per share for a substantial period of time. The NYSE MKT has determined that the continued listing of the Company’s common stock is predicated on the Company effecting a reverse stock split of its common stock or otherwise demonstrating sustained price improvement within a reasonable period of time. The Company has until September 15, 2016 to demonstrate compliance.

The Company plans to seek stockholder approval of a reverse stock split at the Annual Stockholders’ Meeting which it anticipates holding in late August 2016. In the interim, as discussed below, the Company will continue to actively pursue its new honed business focus in the hopes that such actions will increase stockholder value and raise the price of its common stock. The Company cannot assure that its actions will demonstrate compliance.

The Company has been reexamining its fundamental priorities in terms of direction, corporate culture and its ability to fund operations. As a result, there have been significant changes at the Company in the past few months. The CEO of the Company was terminated and the Board of Directors have made several changes to the Company’s executive management team to provide effective and competent leadership that, management believes, will properly position the Company to achieve its commercial goals and increase stockholder value. Recent actions include listing for sale underutilized assets, aggressively pursuing international sales of clinical grade materials, and implementing a strong financial austerity plan. The Company is committed to a focused business plan oriented toward finding senior co-development partners with the capital and expertise needed to commercialize the many potential therapeutic aspects of its experimental drug and its approved drug Alferon®. Management’s primary objectives are to create stockholder value and deliver much needed therapies to patients. In this regard, since the implementation of these actions, the stock price of the Company’s common stock has increased from approximately $0.10 prior to the implementation of these actions, to a high of $0.19 and, as of the March 15, 2016, the closing price on the NYSE MKT was $0.16.

There is no immediate impact on the listing of the Company’s common stock, which will continue to trade on the NYSE MKT, subject to the Company’s compliance with other listing standards.

Forward-Looking Statements:

This report on Form 8-K contains forward-looking statements that can be identified by words such as "will be, believes, anticipates, interim, potential" or similar terms. You should not place undue reliance on these statements. Such forward-looking statements are based on the current beliefs and expectations of management regarding future events, and are subject to significant known and unknown risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those set forth in the forward-looking statements. There can be no guarantee that the actions that the Company has taken or will take will prove successful or cure the NYSE MKT deficiency. Management's expectations regarding Ampligen® could be affected by, among other things, the uncertainties inherent in research and development, including unexpected clinical trial results and additional analysis of existing clinical data; unexpected regulatory actions or delays or government regulation generally; the Company's ability to obtain or maintain proprietary intellectual property protection; general economic and industry conditions; global trends toward health care cost containment, including ongoing pricing pressures; unexpected manufacturing issues, and other risks and factors described in Hemispherx’s filings with the Securities and Exchange Commission, including the most recent reports on Forms 10-K, 10-Q and 8-K on file with the U.S. Securities and Exchange Commission. Hemispherx is providing the information in this report as of this date and does not undertake any obligation to update any forward-looking statements contained in this report as a result of new information, future events or otherwise.

Information contained in this report, other than historical information, should be considered forward-looking and is subject to various risk factors and uncertainties including, but not limited to, general industry conditions and competition; general economic factors; the Company’s ability to adequately fund its projects; the impact of pharmaceutical industry regulation and healthcare legislation in the United States and internationally; trends toward healthcare cost containment; technological advances, new products and patents obtained by competitors; challenges inherent in new product development, including obtaining regulatory approval; the Company’s ability to accurately predict the future market conditions; manufacturing difficulties or delays; dependence on the effectiveness of the Company’s patents and other protections for products; and the exposure to litigation, including patent litigation, and/or regulatory actions; as well as numerous other factors discussed in this report and in the Company’s filings with the Securities and Exchange Commission. The final results of these efforts could vary materially from Hemispherx’s expectations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HEMISPHERX BIOPHARMA, INC.

Date: March 16, 2016	By:	/s/ Thomas K. Equels
Thomas K. Equels President